CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust and to the use of our report dated December 31, 2018 on the financial statements and financial highlights of 361 Managed Futures Strategy Fund, 361 Global Managed Futures Strategy Fund, 361 Domestic Long/ Short Equity Fund, 361 Global Long/Short Equity Fund, 361 Macro Opportunity Fund and 361 U.S. Small Cap Equity Fund, each a series of shares of Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

TAIT, WELLER & BAKER LLP
Philadelphia, Pennsylvania
February 28, 2019